CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 4 to the Registration Statement of the National Variable Life Insurance Account, a Separate Account of National Life Insurance Company, on Form S-6 relating to the Sentinel Benefit Provider policy, of our report dated February 28, 2002 relating to the financial statements of the National Life Insurance Company and our report dated March 29 2002 relating to the financial statements of the National Variable Life Insurance Account - Benefit Provider Segment, all of which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.






PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
May 1, 2002